News Release

International Paper Reports Third Quarter 2017 Earnings

MEMPHIS, Tenn. – October 25, 2017 – International Paper (NYSE: IP) today reported third quarter 2017 net earnings attributable to International Paper of $395 million or $0.95 per share compared with net earnings of $80 million or $0.19 per share for the second quarter of 2017 and net earnings of $312 million or $0.75 per share in the third quarter of 2016. Net earnings in all periods include the impact of special items, if any, non-operating pension expense and discontinued operations.

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016
Net Earnings	$0.95	$0.19	$0.75
Add Back – Discontinued Operations (Gain) Loss	—	—	—
Net Earnings (Loss) from Continuing Operations	0.95	0.19	0.75
Add Back – Non-Operating Pension Expense	0.05	0.05	0.06
Add Back – Net Special Items Expense (Income)	0.08	0.41	0.10
Adjusted Operating Earnings*	$1.08	$0.65	$0.91

*
Adjusted operating earnings (non-GAAP) is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

Adjusted operating earnings in the third quarter of 2017 were $449 million or $1.08 per share compared with $270 million or $0.65 per share in the second quarter of 2017 and $380 million or $0.91 per share in the third quarter of 2016.
Quarterly net sales were $5.9 billion in the third quarter of 2017 compared with $5.8 billion in the second quarter of 2017 and $5.3 billion in the third quarter of 2016. The year-over-year revenue increase was primarily due to the pulp business that was acquired in late 2016.
Business segment operating profits in the third quarter of 2017 were $707 million, compared with $129 million in the second quarter of 2017 and $613 million in the third quarter of 2016. The second quarter of 2017 includes the impact of the Kleen Products settlement.
Cash provided by (used for) operations was $(709) million in the third quarter of 2017 and $341 million in the third quarter of 2016. Free cash flow (non-GAAP) was $624 million for the third quarter of 2017 and $575 million in the third quarter of 2016. The third quarter 2017 cash used for operations includes a $1.25 billion cash contribution to the U.S. qualified pension plan and the $354 million Kleen Products settlement.

“We had a solid third quarter driven by price realization across key businesses and significantly lower maintenance outage costs, even as our operations were impacted by two hurricanes and record high recycled fiber prices,” said Mark Sutton,
Chairman and Chief Executive Officer. “Looking forward, continued strong demand across our Industrial Packaging and Global Cellulose Fibers businesses, combined with prior price increases, should keep International Paper on track to deliver our expected targeted earnings growth in 2017.”

SEGMENT INFORMATION
The performance of the Company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items (non-GAAP). The combination of IP's legacy pulp business with the acquired pulp business in 2016 is now called Global Cellulose Fibers and reported as a separate business segment (previously reported in Printing Papers). Prior periods have been restated to reflect this change. Third quarter 2017 business segment operating profits and business trends compared with the prior quarter are as follows:
Industrial Packaging operating profits in the third quarter of 2017 were $469 million ($484 million excluding special items) compared with $50 million ($407 million excluding special items) in the second quarter of 2017.  In North America, overall market conditions remain healthy, resulting in higher sales price realizations for containerboard and boxes. Planned maintenance outage costs were lower, partially offset by higher input costs primarily for recycled fiber. The negative impact of the hurricanes in the third quarter was about $20 million. Sales volume in EMEA was seasonally lower, while Brazil results improved due to higher sales volume and prices.
Global Cellulose Fibers operating profits in the third quarter of 2017 were $49 million ($57 million excluding special items) compared with $7 million ($12 million excluding special items) in the second quarter of 2017. Improvement in earnings was driven by improved sales prices, lower maintenance outage costs and strong synergy realization. The negative impact of the hurricanes in the third quarter was about $5 million.
Printing Papers operating profits in the third quarter of 2017 were $135 million versus $86 million ($88 million excluding special items) in the second quarter of 2017. In North America, seasonally higher sales volumes and lower maintenance outage costs were slightly offset by sales price erosion. Higher export sales prices, higher domestic sales volumes and lower maintenance outage costs in Brazil were partially offset by lower export sales volumes and unfavorable foreign exchange. Earnings in Europe and Russia were higher primarily due to lower maintenance outage costs.

Consumer Packaging operating profits in the third quarter of 2017 were $54 million compared with a loss of $14 million (a loss of $5 million excluding special items) in the second quarter of 2017. Earnings increased in North America due to increased sales prices, higher sales volumes, improved operations and lower maintenance outage costs. Earnings in Europe reflect higher sales volumes and lower maintenance outage expenses.

International Paper recorded Ilim joint venture equity earnings of $48 million in the third quarter of 2017 compared with $21 million in the second quarter of 2017. Operationally, sales prices improved, primarily for export sales, but sales volumes were lower due to production constraints resulting from planned maintenance outages. The Company recognized a non-cash after-tax foreign exchange gain of $7 million in the third quarter of 2017 ($0.02 per share), compared with a loss of $18 million in the second quarter of 2017 ($0.04 per share), primarily due to Ilim’s U.S. dollar denominated net debt.
CORPORATE EXPENSES
Net corporate expenses, excluding non-operating pension expense, were $19 million for the third quarter of 2017, compared with $4 million in the second quarter of 2017. The increase in the quarter was due to other corporate reserves and a decline in the fair value of an energy hedging contract.

EFFECTIVE TAX RATE
The reported effective tax rate for the third quarter of 2017 was 31% compared to a 2017 second quarter effective tax rate of 298%, reflecting a tax benefit for the second quarter of $89 million that includes a net $47 million tax benefit primarily related to income tax refund claims. Excluding special items and non-operating pension expense, the effective tax rate for the third quarter of 2017 was 28%, compared with an effective tax rate of 30% in the second quarter of 2017.  The lower effective tax rate for the third quarter is primarily due to income tax credits related to both biomass investments and foreign taxes.

EFFECTS OF SPECIAL ITEMS
Special items in the third quarter of 2017 included pre-tax charges of $6 million ($4 million after taxes) for integration costs associated with the 2016 acquisition of the Weyerhaeuser pulp business, a pre-tax charge of $10 million ($7 million after taxes) for accelerated amortization of an intangible asset in Brazil packaging and pre-tax charges of $7 million ($4 million after taxes) related to abandoned property at our mills. Also included in special items is a net tax expense of $19 million due to international legal entity restructuring.
Special items in the second quarter of 2017 included a pre-tax gain of $16 million ($11 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax gain of $14 million ($9 million after taxes) related to the sale of our investment in ArborGen and a gain of $2 million (before and after taxes) for other items. Special items also included a pre-tax charge of $354 million ($219 million after taxes) related to an agreement to settle the Kleen Products antitrust class action lawsuit, a pre-tax loss of $9 million ($4 million after taxes) for the impairment of the assets of our Foodservice business in Asia, a pre-tax loss of $5 million ($3 million after taxes) for integration costs associated with the 2016 acquisition of the Weyerhaeuser pulp business, and a net charge of $1 million (before and after taxes) for other items. Also included in special items is a net tax benefit of $47 million primarily due to income tax refund claims.
Special items in the third quarter of 2016 included a pre-tax charge of $46 million ($29 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $29 million ($18 million after taxes) for debt extinguishment costs and a pre-tax charge of $17 million ($11 million after taxes) to write-off costs associated with the India Packaging business evaluation. Special items also included a pre-tax charge of $8 million ($5 million after taxes) for the write-off of certain regulatory pre-engineering costs, pre-tax charges of $7 million ($4 million after taxes) for costs associated with the agreement to purchase the Weyerhaeuser pulp business and pre-tax charges of $5 million ($4 million after taxes) for costs associated with the sale of our Asia corrugated packaging business.

EARNINGS WEBCAST
The company will host a webcast to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Performance/Investors tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper third quarter earnings call. The conference ID number is 62365916. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 62365916.

ABOUT INTERNATIONAL PAPER
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; (vii) the failure to realize the expected synergies and cost-savings from our purchase of the pulp business of Weyerhaeuser Company or delay in realization thereof; (viii) purchase price adjustments relating to our pending transaction to transfer our North American consumer packaging business to Graphic Packaging Holding Company in exchange for, among other things, an equity interest in an entity that will hold the assets for the combined business; (ix) receipt of regulatory approvals for the Graphic Packing transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (x) the successful closing of the Graphic Packing transaction within the estimated timeframe; (xi) the uncertainty of the expected financial performance of the combined business following completion of the Graphic Packaging transaction; (xii) the failure of the combined business to realize the expected synergies, cost-savings and other benefits from the Graphic Packaging transaction or delay in realization thereof; (xiii) the successful financing of the Graphic Packaging transaction; (ix) unforeseen tax treatment relating to the Graphic Packaging transaction, (xv) litigation related to the Graphic Packaging transaction or limitations or restrictions imposed by regulatory authorities that may delay or negatively impact the Graphic Packaging transaction; and (xvi) our ability to achieve the benefits we expect from all other strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward- looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

l1INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2017		2016		2017		2017		2016
Net Sales	$5,913		$5,266		$5,772		$17,196		$15,698
Costs and Expenses
Cost of products sold	4,024	(a)	3,622	(e)	4,105	(i)	12,069	(p)	11,345	(t)
Selling and administrative expenses	431	(b)	380	(f)	422	(j)	1,275	(q)	1,142	(u)
Depreciation, amortization and cost of timber harvested	373	(c)	314		357		1,075	(c)	899
Distribution expenses	386		353		390		1,155		1,012
Taxes other than payroll and income taxes	44		41		43		132		123
Restructuring and other charges	—		46	(g)	(16)	(k)	(16)	(k)	47	(v)
Net (gains) losses on sales and impairment of businesses	—		5	(h)	9	(l)	9	(l)	70	(w)
Litigation settlement	—		—		354	(m)	354	(m)	—
Net bargain purchase gain on acquisition of business	—		—		—		(6)	(r)	—
Interest expense, net	152		132		137	(n)	431	(n)	384
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	503	(a-c)	373	(e-h)	(29)	(i-n)	718	(c,k-n,p-r)	676	(t-w)
Income tax provision (benefit)	153	(d)	107		(89)	(o)	147	(s)	139	(x)
Equity earnings (loss), net of taxes	45		43		20		113		151
Earnings (Loss) From Continuing Operations	395	(a-d)	309	(e-h)	80	(i-o)	684	(c,k-n,p-s)	688	(t-x)
Discontinued operations, net of taxes	—		—		—		—		(5)	(y)
Net Earnings (Loss)	395	(a-d)	309	(e-h)	80	(i-o)	684	(c,k-n,p-s)	683	(t-y)
Less: Net earnings (loss) attributable to noncontrolling interests	—		(3)		—		—		(3)
Net Earnings (Loss) Attributable to International Paper Company	$395	(a-d)	$312	(e-h)	$80	(i-o)	$684	(c,k-n,p-s)	$686	(t-y)
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.96	(a-d)	$0.76	(e-h)	$0.19	(i-o)	$1.65	(c,k-n,p-s)	$1.68	(t-x)
Discontinued operations	—		—		—		—		(0.01)	(y)
Net earnings (loss)	$0.96	(a-d)	$0.76	(e-h)	$0.19	(i-o)	$1.65	(c,k-n,p-s)	$1.67	(t-y)
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.95	(a-d)	$0.75	(e-h)	$0.19	(i-o)	$1.64	(c,k-n,p-s)	$1.66	(t-x)
Discontinued operations	—		—		—		—		(0.01)	(y)
Net earnings (loss)	$0.95	(a-d)	$0.75	(e-h)	$0.19	(i-o)	$1.64	(c,k-n,p-s)	$1.65	(t-y)
Average Shares of Common Stock Outstanding - Diluted	417.4		415.3		416.4		417.4		415.5
Cash Dividends Per Common Share	$0.4625		$0.4400		$0.4625		$1.3875		$1.3200
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$395	(a-d)	$312	(e-h)	$80	(i-o)	$684	(c,k-n,p-s)	$691	(t-x)
Discontinued operations, net of tax	—		—		—		—		(5)	(y)
Net earnings	$395	(a-d)	$312	(e-h)	$80	(i-o)	$684	(c,k-n,p-s)	$686	(t-y)
The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $7 million ($4 million after taxes) related to the Global Cellulose Fibers and Industrial Packaging businesses for abandoned property at our mills.

(b)	Includes a pre-tax charge of $6 million ($4 million after taxes) for integration costs associated with the pulp business acquired in December 2016.

(c)	Includes a pre-tax charge of $10 million ($7 million after taxes) for accelerated amortization of a Brazil Packaging intangible asset.

(d)	Includes a tax expense of $19 million for international investment restructuring.

(e)	Includes a pre-tax charge of $8 million ($5 million after taxes) for the write-off of certain regulatory pre-engineering costs.

(f)	Includes a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the agreement to purchase the Weyerhaeuser Pulp business.

(g)
Includes a pre-tax charge of $29 million ($18 million after taxes) for debt extinguishment costs and a pre-tax charge of $17 million ($11 million after taxes) to write-off costs associated with the India Packaging business evaluation.

(h)	Includes a pre-tax charge of $5 million ($4 million after taxes) for costs associated with the sale of our Asia corrugated packaging business.

(i)
Includes a pre-tax charge of $5 million ($3 million after taxes) related to the Global Cellulose Fibers, Consumer Packaging, Industrial Packaging and Printing Papers businesses for abandoned property at our mills.

(j)	Includes a pre-tax charge of $5 million ($3 million after taxes) for integration costs associated with the pulp business acquired in December 2016.

(k)	Includes a gain of $14 million ($9 million after taxes) related to the sale of our investment in ArborGen and a gain of $2 million (before and after taxes) for other items.

(l)	Includes a pre-tax charge of $9 million ($4 million after taxes) for the impairment of the assets of our Foodservice business in Asia.

(m)	Includes a pre-tax charge of $354 million ($219 million after taxes) related to the agreement to settle the Kleen Products anti-trust class action lawsuit.

(n)	Includes a pre-tax gain of $4 million ($2 million after taxes) for interest income related to an income tax refund claim.

(o)	Includes a net tax benefit of $47 million primarily due to income tax refund claims.

(p)
Includes a pre-tax charge of $14 million ($8 million after taxes) to amortize the inventory fair value step-up for the pulp business acquired in December 2016, and pre-tax charges of $14 million ($9 million after taxes) related to the Global Cellulose Fibers, Consumer Packaging, Industrial Packaging and Printing Papers businesses for abandoned property at our mills.

(q)	Includes a pre-tax charge of $15 million ($9 million after taxes) for costs associated with the pulp business acquisition in December 2016.

(r)	Includes a net bargain purchase gain of $6 million (before and after taxes) associated with the June 2016 Holmen Paper mill acquisition in Madrid, Spain.

(s)	Includes a net tax benefit of $47 million primarily due to income tax refund claims and a tax expense of $34 million for international investment restructuring.

(t)
Includes a pre-tax charge of $439 million ($270 million after taxes) for a settlement accounting charge associated with term-vested lump sum pension payments, and a pre-tax charge of $8 million ($5 million after taxes) for the write-off of certain regulatory pre-engineering costs.

(u)	Includes a pre-tax charge of $12 million ($7 million after taxes) for costs associated with the agreement to purchase the Weyerhaeuser Pulp business.

(v)
Includes a pre-tax gain of $8 million ($5 million after taxes) related to the sale of our investment in Arizona Chemical, a pre-tax charge of $29 million ($18 million after taxes) for debt extinguishment costs, a pre-tax charge of $17 million ($11 million after taxes) for costs associated with the write-off of the India Packaging business evaluation, and a pre-tax charge of $9 million ($6 million after taxes) for costs associated with the Riegelwood mill conversion to 100% pulp production.

(w)	Includes a pre-tax charge of $70 million ($58 million after taxes) for the impairment of the assets of our Asia corrugated packaging business and costs associated with the sale of that business.

(x)
Includes a tax benefit of $57 million related to the legal restructuring of our Brazil Packaging business, a tax expense of $23 million associated with 2016 cash pension contributions, a tax benefit of $14 million related to the closure of a U.S. federal tax audit, and a tax benefit of $6 million related to an international legal entity restructuring.

(y)	Includes a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement associated with the xpedx business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions except for per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2017		2016		2017		2017		2016
Net Earnings (Loss) Attributable to International Paper Company	$395		$312		$80		$684		$686
Add back: Discontinued operations (gain) loss	—		—		—		—		5	(e)
Earnings (Loss) from Continuing Operations, including non-controlling interest	395		312		80		684		691
Add back: Non-operating pension expense	20		26		21		60		352	(g)
Add back: Special items expense (gain)	34	(a)	42	(b)	169	(c)	224	(d)	46	(f)
Adjusted Operating Earnings	$449		$380		$270		$968		$1,089

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2017		2016		2017		2017		2016
Diluted Earnings per Common Share as Reported	$0.95		$0.75		$0.19		$1.64		$1.65
Add back: Discontinued operations (gain) loss	—		—		—		—		0.01
Continuing Operations	0.95		0.75		0.19		1.64		1.66
Add back: Non-operating pension expense	0.05		0.06		0.05		0.14		0.85
Add back: Special items expense (gain)	0.08		0.10		0.41		0.54		0.11
Adjusted Operating Earnings per Share	$1.08		$0.91		$0.65		$2.32		$2.62
Notes:

(a)	See footnotes (a) - (d) on the Consolidated Statement of Operations

(b)	See footnotes (e) - (h) on the Consolidated Statement of Operations

(c)	See footnotes (i) - (o) on the Consolidated Statement of Operations

(d)	See footnotes (c), (k) - (n), (p) - (s) on the Consolidated Statement of Operations

(e)	See footnote (y) on the Consolidated Statement of Operations

(f)	See footnotes (u) - (x) on the Consolidated Statement of Operations

(g)	See footnote (t) on the Consolidated Statement of Operations

(1)
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

(2)	Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Sales by Business Segment

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2017		2016		2017		2017		2016
Industrial Packaging	$3,734		$3,491		$3,706		$10,939		$10,422
Global Cellulose Fibers	654		242		612		1,830		713
Printing Papers	1,039		1,019		1,017		3,051		3,003
Consumer Packaging	491		494		474		1,431		1,490
Corporate and Inter-segment Sales	(5)		20		(37)		(55)		70
Net Sales	$5,913		$5,266		$5,772		$17,196		$15,698
Operating Profit by Business Segment
	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2017		2016		2017		2017		2016
Industrial Packaging	$469	(a)	$423	(f)	$50	(a)	$884	(a)	$1,277	(f)
Global Cellulose Fibers	49	(b)	(38)	(g)	7	(b)	(14)	(b)	(109)	(g)
Printing Papers	135		167		86	(c)	321	(c)	419
Consumer Packaging	54		61		(14)	(d)	73	(d)	150	(h)
Total Business Segment Operating Profit	$707		$613		$129		$1,264		$1,737

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$503		$373		$(29)		$718		$676
Interest expense, net	152		132		137	(e)	431	(e)	384
Noncontrolling interest/equity earnings adjustment (j)	—		1		(1)		(1)		1
Corporate items, net	19		11		4		34		57
Special items, net	—		54		(16)		(16)		46
Non-operating pension expense	33		42		34		98		573	(i)
Adjusted Operating Profit	$707		$613		$129		$1,264		$1,737
Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$48		$46		$21		$119		$154

(a)
Includes a charge of $10 million for the three months and nine months ended September 30, 2017 for the accelerated amortization of an intangible asset in Brazil, a charge of $354 million for the three months ended June 30, 2017 and the nine months ended September 30, 2017 related to the agreement to settle the Kleen Products anti-trust class action lawsuit, a gain of $6 million for the nine months ended September 30, 2017 for a net bargain purchase gain associated with the June 2016 acquisition of Holmen Paper's newsprint mill in Madrid, Spain and charges of $5 million, $3 million and $9 million for the three months ended September 30, 2017 and June 30, 2017 and nine months ended September 30, 2017, respectively, for other items.

(b)
Includes a charge of $14 million for the nine months ended September 30, 2017 for the amortization of the inventory fair value step-up for the pulp business acquired in December 2016, charges of $6 million, $5 million and $15 million for the three months ended September 30, 2017 and June 30, 2017 and nine months ended September 30, 2017, respectively, for costs associated with the acquisition and integration of that business and charges of $2 million and $3 million for the three months and nine months ended September 30, 2017, respectively, for other items.

(c)	Includes a charge of $2 million for the three months ended June 30, 2017 and nine months ended September 30, 2017 for other items.

(d)	Includes a charge of $9 million for the three months ended June 30, 2017 and nine months ended September 30, 2017 for the impairment of the assets of our Foodservice business in Asia.

(e)	Includes a gain of $4 million for the three months ended June 30, 2017 and nine months ended September 30, 2017 for interest income associated with an income tax refund claim.

(f)
Includes charges of $5 million and $70 million for the three months and nine months ended September 30, 2016, respectively, for the impairment of the assets of our corrugated packaging business in Asia and costs associated with the sale of that business.

(g)
Includes charges of $7 million and $12 million for the three months and nine months ended September 30, 2016, respectively, for costs associated with the agreement to purchase the Weyerhaeuser pulp business.

(h)	Includes a charge of $9 million for the nine months ended September 30, 2016 for costs associated with the Riegelwood mill conversion to 100% pulp production.

(i)	Includes a charge of $439 million for the nine months ended September 30, 2016 for a settlement accounting charge associated with term-vested lump sum payments.

(j)
Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30, 2017
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$469	$49	$135	$54	$707
Special Items Expense (Income) (a)	15	8	—	—	23
Operating Profit (Loss) Before Special Items	$484	$57	$135	$54	$730

	Three Months Ended September 30, 2016
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$423	$(38)	$167	$61	$613
Special Items Expense (Income) (b)	5	7	—	—	12
Operating Profit (Loss) Before Special Items	$428	$(31)	$167	$61	$625

	Three Months Ended June 30, 2017
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$50	$7	$86	$(14)	$129
Special Items Expense (Income) (c)	357	5	2	9	373
Operating Profit (Loss) Before Special Items	$407	$12	$88	$(5)	$502

	Nine Months Ended September 30, 2017
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$884	$(14)	$321	$73	$1,264
Special Items Expense (Income) (c)	367	32	2	9	410
Operating Profit (Loss) Before Special Items	$1,251	$18	$323	$82	$1,674

	Nine Months Ended September 30, 2016
	Industrial Packaging	Global Cellulose Fibers	Printing Papers	Consumer Packaging	Total
Operating Profit (Loss) as Reported	$1,277	$(109)	$419	$150	$1,737
Special Items Expense (Income) (d)	70	12	—	9	91
Operating Profit (Loss) Before Special Items	$1,347	$(97)	$419	$159	$1,828

(a)	See footnotes (a) - (b) on Sales and Earnings by Business Segment

(b)	See footnotes (f) - (g) on Sales and Earnings by Business Segment

(c)	See footnotes (a) - (d) on Sales and Earnings by Business Segment

(d)	See footnotes (f) - (h) on Sales and Earnings by Business Segment

(1) The Company calculates Operating Profit Before Special Items (non-GAAP) by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2017	2016	2017	2017	2016
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (c)	2,599	2,640	2,648	7,784	7,801
Containerboard	828	801	797	2,438	2,311
Recycling	924	977	925	2,799	2,873
Saturated Kraft	45	51	41	132	142
Gypsum /Release Kraft	54	49	58	165	142
Bleached Kraft	7	7	6	20	18
EMEA Packaging (c) (d)	350	344	400	1,124	1,091
Asian Box (c) (e)	—	—	—	—	208
Brazilian Packaging (c)	93	93	87	266	254
Industrial Packaging	4,900	4,962	4,962	14,728	14,840
Global Cellulose Fibers (In thousands of metric tons) (b)	933	415	896	2,706	1,233
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	497	467	465	1,451	1,402
European & Russian Uncoated Papers	365	358	380	1,104	1,120
Brazilian Uncoated Papers	280	274	288	832	800
Indian Uncoated Papers	58	51	67	186	175
Uncoated Papers	1,200	1,150	1,200	3,573	3,497
Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	296	301	289	876	915
European Coated Paperboard	103	105	94	296	298
Consumer Packaging	399	406	383	1,172	1,213

(a) Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(b) Includes North American, European and Brazilian volumes and internal sales to mills. Includes sales volumes from the pulp business acquired beginning December 1, 2016.
(c) Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.
(d) Excludes newsprint sales volumes at Madrid, Spain mill.
(e) Includes sales volumes through the date of sale on June 30, 2016.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	September 30, 2017	December 31, 2016
Assets
Current Assets
Cash and Temporary Investments	$998	$1,033
Accounts and Notes Receivable, Net	3,343	3,001
Inventories	2,465	2,438
Other	405	198
Total Current Assets	7,211	6,670
Plants, Properties and Equipment, Net	14,065	13,990
Forestlands	468	456
Investments	336	360
Financial Assets of Special Purpose Entities	7,047	7,033
Goodwill	3,420	3,364
Deferred Charges and Other Assets	1,266	1,220
Total Assets	$33,813	$33,093
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$958	$239
Accounts Payable and Accrued Liabilities	3,911	3,830
Total Current Liabilities	4,869	4,069
Long-Term Debt	11,373	11,075
Nonrecourse Financial Liabilities of Special Purpose Entities	6,289	6,284
Deferred Income Taxes	3,505	3,127
Pension Benefit Obligation	2,069	3,400
Postretirement and Postemployment Benefit Obligation	315	330
Other Liabilities	460	449
Equity
Invested Capital	(4)	(477)
Retained Earnings	4,918	4,818
Total International Paper Shareholders’ Equity	4,914	4,341
Noncontrolling interests	19	18
Total Equity	4,933	4,359
Total Liabilities and Equity	$33,813	$33,093

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net earnings (loss)	$684	$683
Depreciation, amortization and cost of timber harvested	1,075	899
Deferred income tax expense (benefit), net	295	45
Restructuring and other charges	(16)	47
Pension plan contributions	(1,250)	(750)
Net bargain purchase gain on acquisition of business	(6)	—
Net (gains) losses on sales and impairments of businesses	9	70
Ilim dividends received	129	58
Equity (earnings) loss, net	(113)	(151)
Periodic pension expense, net	237	718
Other, net	92	67
Changes in current assets and liabilities
Accounts and notes receivable	(293)	(83)
Inventories	(70)	(6)
Accounts payable and accrued liabilities	5	(37)
Interest payable	(11)	24
Other	(198)	(18)
Cash Provided By (Used For) Operating Activities	569	1,566
Investment Activities
Invested in capital projects	(935)	(903)
Acquisitions, net of cash acquired	(45)	(56)
Proceeds from divestitures, net of cash divested	4	105
Proceeds from sale of fixed assets	22	13
Other	(54)	(130)
Cash Provided By (Used For) Investment Activities	(1,008)	(971)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(46)	(132)
Issuance of debt	1,366	3,447
Reduction of debt	(369)	(1,855)
Change in book overdrafts	5	(5)
Dividends paid	(573)	(543)
Debt tender premiums	(1)	(31)
Other	(2)	(3)
Cash Provided By (Used for) Financing Activities	380	878
Effect of Exchange Rate Changes on Cash	24	39
Change in Cash and Temporary Investments	(35)	1,512
Cash and Temporary Investments
Beginning of the period	1,033	1,050
End of the period	$998	$2,562

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash provided by (used for) Operating Activities	$(709)	$341	$569	$1,566
Adjustments:
Cash invested in capital projects	(271)	(266)	(935)	(903)
Cash contribution to pension plan	1,250	500	1,250	750
Cash payment for Kleen Settlement	354	—	354	—
Free Cash Flow	$624	$575	$1,238	$1,413

(1) Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.